Exhibit 99.1

COMSTOCK HOLDING COMPANIES, INC. REPORTS FIRST QUARTER 2013 RESULTS

– First quarter homebuilding revenue of $11.4 million compared to $3.2 million last year

– Net income from continuing operations of $1.1 million compared to net loss of $(1.4) last year

– Raising revenue outlook and reaffirming forecast for profitable 2013

Reston, Virginia (May 14, 2013) – Comstock Holding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”), a homebuilding and multi-faceted real estate development and services company in the Washington, D.C. metropolitan area, today announced results for the first quarter of 2013, ended March 31.

Business Update

“As expected, first-quarter homebuilding revenue approximated the homebuilding revenue we generated for all of 2012,” commented Chairman and CEO Christopher Clemente. “With our backlog of sold homes increasing and new communities coming on line during the upcoming months, we believe we are well positioned to produce enhanced results each quarter this year as compared to 2012.

“During the housing downturn, we implemented many initiatives in preparation for the market’s recovery,” continued Clemente. “Those initiatives included developing a strong land acquisitions team, building new relationships with land developers and project lenders, and where needed, committing management’s personal resources and guarantees on construction loans to facilitate Comstock’s access to favorable project financing. As a result Comstock is positioned to take full advantage of the rebounding market.

“The spring season is off to a strong start and ongoing sales at our communities continue to be robust. With first-quarter homebuilding revenue of $11.4 million combined with our second quarter settlements to date and backlog of $26.1 million (on 56 units), we believe we are within easy reach of the $55 million to $64 million revenue target for 2013 that we provided in March. Because our project performance continues to outpace our early expectations, we are increasing our revenue forecast for the year to a range of $64 million to $69 million based on an upward revision of our projected home settlements to 125-140. At this higher revenue level, we are even more confident that we will restore Comstock to profitability in 2013, which is our primary objective for the year.

“It is important to note that Comstock’s current operations do not reflect the full earnings power of our business due to the joint venture partnerships we used during the economic downturn to fund two of our currently open housing communities. We are currently exploring more cost-effective financing options that would give us the flexibility to fund future projects through the Company’s improved balance sheet.”

First-Quarter 2013 Financial Results

Total revenue for the first quarter of 2013 totaled $11.6 million ($11.4 million from 21 home settlements) compared to $3.9 million for the 2012 first quarter. This compares to 17 settlements and $3.2 million in homebuilding revenue in the first quarter of 2012.

The Company reported net income from continuing operations of $1.1 million for the first quarter 2013 compared to a net loss from continuing operations of $(1.4) million for the same period in 2012. In the first quarter of 2013, net income attributable to Comstock Holding Companies totaled $0.7 million, or $0.03 per diluted share, compared to $3.9 million, or $0.19 per diluted share, in the prior-year period, which included a gain of $6.5 million within net income from discontinued operations resulting from the $19.35 million sale of Cascades Apartments, the Company’s first investment grade property. The Company’s 2013 results reflect the reversal of an impairment charge of $0.7 million reflecting increased sales activity at its Eclipse project.

Pipeline Update (refer to Exhibit 1 and Exhibit 2)

— Hampshires	73 townhome lots and 38 single family lots in the Lamond Riggs neighborhood in northeast, Washington, DC. Construction on the single family units began in August 2012, with the first closings occurring during March 2013. Construction on the townhomes began in April 2013. There are 7 single family units currently in backlog, with average revenue of $740,500. There are 4 townhome units currently in backlog, with average revenue of $535,000.

— Shady Grove	36 townhome lots and 117 multi-family lots across the street from the Shady Grove Metro station in Rockville, MD (Montgomery County). Closing on the property took place in March 2013. Site development is expected to begin in June.

— Falls Grove	110 townhome lots and 19 single family lots off Route 28 in Manassas, VA (Prince William County). The Company purchased the first 7 single family lots in 2011, closing on the remaining lots in May 2013. Site development is expected to begin in June.

— Eastgate	66 finished “six-plex” lots in Chantilly, VA (Loudoun County). Construction on the units began in December 2012, with the first closings occurring during March 2013. There are 35 units currently in backlog, with average revenue of $378,000. Since inception, sales have consistently averaged 2 per week, achieving consistent revenue increases.

About Comstock Holding Companies, Inc.

Comstock is a homebuilding and multi-faceted real estate development and services company that builds a wide range of housing products under its Comstock Homes brand through its wholly owned subsidiary, Comstock Homes of Washington, LC. Our track record of developing numerous successful new home communities and more than 5,500 homes, together with our substantial experience in building a diverse range of products including apartments, single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a leading residential developer and homebuilder in the Washington, D.C. metropolitan area. Comstock Holding Companies, Inc. is a publicly traded company, trading on NASDAQ under the symbol: CHCI. For more information about Comstock or its new home communities, please visit www.comstockhomes.com

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements including incurring substantial indebtedness with respect to projects, the diversion of management’s attention and other negative consequences. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Company Contact:

Joe Squeri

Chief Financial Officer

703.230.1229

Investor Relations Contact:

Harriet Fried/Jody Burfening

LHA

212.838.3777

hfried@lhai.com

SOURCE: Comstock Holding Companies, Inc.

Exhibit 1

Settled Revenue by Community

Three Months Ended March 31, 2013

Community	Settled	Settled Revenue
Eastgate Villas	5	$1,831,340
The Hampshires - Singles	6	$4,469,650
The Hampshires - Towns	—	—
Penderbrook Square (Sold Out)	2	$365,000
The Eclipse	8	$4,729,700

Total	21	$11,395,690

Exhibit 2

Form of Entity Structure by Community

Community	Entity Structure
Eastgate Villas	Joint Venture
Falls Grove - Single Family/Townhomes	Comstock VII
The Hampshires - Single Family/Townhomes	Joint Venture/Comstock VII
The Eclipse	100% CHCI
Shady Grove - Townhomes/Multi-Family	Comstock VII

Notes:

Information is provided to aid the reader in understanding the allocation of community profit to non-controlling interests

Joint Venture - essentially 50/50 profit split after certain fee reimbursement to CHCI

Comstock VII - investors entitled to 20% preferred distribution and return of capital in advance of CHCI

COMSTOCK HOLDING COMPANIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$9,335	$3,539
Restricted cash	3,307	3,203
Trade receivables	1,680	1,611
Real estate held for development and sale	25,376	27,781
Property, plant and equipment, net	237	222
Other assets	2,134	2,343

TOTAL ASSETS	$42,069	$38,699

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$5,136	$4,691
Notes payable - secured by real estate held for development and sale, net of discount	14,262	19,492
Notes payable - due to affiliates, unsecured	5,064	5,041
Notes payable - unsecured	2,967	3,096
Income taxes payable	—	—

TOTAL LIABILITIES	27,429	32,320

Commitments and contingencies (Note 10)	—	—
SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 77,266,500 shares authorized, 18,243,053 and 17,816,420 issued and outstanding, respectively	182	176
Class B common stock, $0.01 par value, 2,733,500 shares authorized, issued and outstanding	27	27
Additional paid-in capital	170,404	170,070
Treasury stock, at cost (426,633 shares Class A common stock)	(2,480)	(2,480)
Accumulated deficit	(161,626)	(162,349)

TOTAL COMSTOCK HOLDING EQUITY	6,507	5,444
Non-controlling interest	8,133	935

TOTAL EQUITY	14,640	6,379

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$42,069	$38,699

COMSTOCK HOLDING COMPANIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues
Revenue - homebuilding	$11,396	$3,186
Revenue - other	161	749

Total revenue	11,557	3,935
Expenses
Cost of sales - homebuilding	8,796	2,754
Cost of sales - other	221	1,064
Impairments (reversals) (Note 2)	(722)	—
Selling, general and administrative	1,997	1,886
Interest, real estate taxes and indirect costs related to inactive projects	226	600

Operating income (loss)	1,039	(2,369)
Other income, net	27	29

Income (loss) before income tax benefit	1,066	(2,340)
Income tax benefit	—	912

Net income (loss) from continuing operations	1,066	(1,428)

Discontinued operations:
Loss from discontinued operations	(4)	(122)
Gain on sale of real estate from discontinued operations	—	6,516
Income tax expense from discontinued operations	—	(912)

Net (loss) income from discontinued operations	(4)	5,482
Net income	1,062	4,054
Less: Net income from continuing operations attributable to non-controlling interests	339	—
Less: Net income from discontinued operations attributable to non-controlling interests	—	103

Net income attributable to Comstock Holding Companies, Inc.	$723	$3,951

Basic income per share
Continuing operations	$0.04	$(0.07)
Discontinued operations	—	0.26

Net income per share	$0.04	$0.19

Diluted income per share
Continuing operations	$0.03	$(0.07)
Discontinued operations	—	0.26

Net income per share	$0.03	$0.19

Basic weighted average shares outstanding	20,524	20,287
Diluted weighted average shares outstanding	21,717	20,287

Net income attributable to Comstock Holding Companies, Inc.
Income (loss) from continuing operations	$727	$(1,428)
(Loss) income from discontinued operations	(4)	5,379

Net income	$723	$3,951

COMSTOCK HOLDING COMPANIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$1,062	$4,054
Adjustment to reconcile net income to net cash provided by (used in) operating activities
Amortization of loan discount and deferred financing fees	166	335
Depreciation expense	11	91
Provision for bad debt	7	—
Gain on sale of operating real estate, net	—	(6,516)
Loss on disposal of property, plant and equipment	—	1
Impairment (reversals)	(722)	—
Amortization of stock compensation	171	272
Changes in operating assets and liabilities:
Restricted cash	(104)	(19)
Trade receivables	(76)	629
Real estate held for development and sale	3,160	1,906
Other assets	(148)	(411)
Accrued interest	107	(502)
Accounts payable and accrued liabilities	445	(925)
Income taxes payable	—	(10)

Net cash provided by (used in) operating activities	4,079	(1,095)

Cash flows from investing activities:
Purchase of property, plant and equipment	(26)	—
Proceeds from sale of Cascades Apartments - operating real estate, net	274	18,400

Net cash provided by investing activities	248	18,400

Cash flows from financing activities:
Proceeds from notes payable	9,301	—
Payments on notes payable	(14,744)	(12,087)
Loan financing costs	(83)	—
Distribution of non-controlling interests and preferred returns	—	(2,944)
Proceeds from Comstock Investor VII, L.C. private placement	6,995	—

Net cash provided by (used in) financing activities	1,469	(15,031)

Net increase in cash and cash equivalents	5,796	2,274
Cash and cash equivalents, beginning of period	3,539	5,639

Cash and cash equivalents, end of period	$9,335	$7,913

Supplemental disclosure for non-cash activity:
Interest paid, net of interest capitalized	$(30)	$831
Reduction in proceeds from sale of Cascades Apartment and increase in other assets related to amounts placed in escrow upon settlement of Cascades Apartments sale	$—	$950
Increase in class A common stock par value in connection with issuance of stock compensation	$6	$—